                                                                    EXHIBIT 12-2

                          CENTERPOINT PROPERTIES TRUST

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS

                             (DOLLARS IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
Available earnings:
  Net income (loss)........................................  $  36,458  $  27,630  $  14,941  $   8,212  $   2,359
  Add interest expense (1).................................     15,476     10,871     10,992     12,985     12,157
                                                             ---------  ---------  ---------  ---------  ---------
Available earnings (loss) (2)..............................  $  51,934  $  38,501  $  25,933  $  21,197  $  14,516
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Combined fixed charges:
  Interest expense.........................................  $  15,476  $  10,871  $  10,992  $  12,985  $  12,157
  Capitalized interest.....................................      2,214        893        142         20         63
  Preferred dividends......................................      6,360        901        947      1,002
                                                             ---------  ---------  ---------  ---------  ---------
Total fixed charges........................................  $  24,050  $  12,665  $  12,081  $  14,007  $  12,220
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges................       2.16       3.04       2.15       1.51       1.19
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

------------------------

NOTES:

(1) Interest expense includes amortization of deferred financing costs.

(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.

                                      F-33